UNITED STATES
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SCHEDULE 14A

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Nano Dimension Ltd.

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Nano Dimension Issues Letter from Chief Executive Officer, David Stehlin

Company Continues to Move Forward on Three-Phase Strategic Plan to Maximize Long-Term Shareholder Value

WALTHAM, Mass., June 5, 2026 — Nano Dimension Ltd. (Nasdaq: NNDM) (“Nano Dimension,” “Nano” or the “Company”) today issued the following letter to shareholders from Chief Executive Officer, David Stehlin.

Dear Fellow Shareholders,

I am writing to update you on our progress and on what lies ahead for Nano Dimension.

When I became CEO last September, it was clear that the product lines acquired over a number of years under prior leadership did not have the level of integration and synergies required to support sustainable, Company level profitability at scale. Many of these product lines have competitive technologies and talented teams, but without meaningful operating leverage across the business and consistent growth across end markets, achieving sustained profitability within the existing structure was challenging. In addition, certain commitments made under prior leadership required significant capital deployment in 2025. With the benefit of hindsight, those acquisitions were too costly for the benefits gained. This Board inherited that situation. Now, my job and the Board’s job is straightforward: reduce cash burn, monetize product lines, and build long term value for shareholders.

To accomplish this, we launched a structured, data-driven strategic review process in September 2025, supported by financial advisors Guggenheim Securities, LLC, and Houlihan Lokey, Inc., to evaluate all alternatives and identify the most compelling path forward for shareholders. That process produced our three-phase strategic plan:

1.	Streamline operations and reduce cash burn
2.	Monetize product lines to simplify the business and strengthen the balance sheet
3.	Evaluate and select the most compelling path forward

Since the plan was initiated last September, the Company has made tangible progress.

Phase 1 is delivering results. Standalone operating expenses fell by approximately 22% year-over-year in Q1 2026 and 20% compared against our baseline of approximately $32.5 million, which reflected second-quarter 2025 operating expenses adjusted to include a full quarter of Markforged. Operating cash burn has declined every quarter since Q3 2025.

Phase 2 is progressing toward completion. We sold the AME and Fabrica product lines for $2.0 million upfront, with up to $10.5 million in potential deferred consideration, and announced the $42.5 million all-cash sale of MarkForged, Inc. to Stratasys. These transactions are expected to reduce annualized cash burn by approximately $25 million. The Company maintains a strong liquidity position with total cash, cash equivalents, deposits, restricted deposits, and marketable equity securities of approximately $441.6 million as of March 31, 2026.

Phase 3 is now approaching a critical milestone. Following months of evaluation and review, the Board and management have narrowed their focus to a small subset of strategic alternatives, each targeting high-growth opportunities that could better leverage Nano’s balance sheet, public company platform, and strategic flexibility. We expect to announce a path forward in the coming weeks.

I also want to address two subjects that I know are on shareholders’ minds.

Share repurchases: Buyback activity has been restricted by legal and regulatory requirements related to our strategic review process. The Company, its directors, and executive officers have been prohibited from repurchasing or buying shares due to material non-public information (“MNPI”) associated with the ongoing strategic review process. These restrictions are a normal and necessary part of any process involving MNPI and are designed to protect the integrity of the process and all shareholders. As we moved closer to determining the Company’s go-

forward plan, we decided to preserve cash and maintain financial flexibility, allowing us to continue advancing the evaluation of strategic alternatives and position the Company to pursue the most compelling path forward for maximizing long-term shareholder value.

Personal shareholdings: I purchased shares on the open market in the fall of 2025, which was publicly reported, and I continue to hold them. As my restricted stock units (“RSUs”) vest, the Company’s standard tax withholding program automatically sells a portion of shares to cover the resulting tax liability. This process applies to all employees, is administered in accordance with established procedures, and is entirely out of my control.

Nano is at an important inflection point. Over the past several months, we have taken decisive steps to reduce cash burn, simplify the business, strengthen our financial position, and evaluate the best path forward for shareholders. The Board and I believe these actions are positioning Nano for a more focused, compelling, and value-creating future.

We know shareholders expect transparency, clarity, and decisive action. We also know trust is earned through execution. Our commitment is to continue acting with urgency, discipline, and accountability as we pursue the path we believe is in the best interests of all shareholders.

As Phase 3 advances, we expect to provide additional information regarding our strategic plan in the coming weeks. Any strategic transaction requiring shareholder approval will be submitted to shareholders for a vote. We look forward to sharing more with you soon.

Thank you for your continued support and engagement.

Sincerely,

David Stehlin, Chief Executive Officer

About Nano Dimension Ltd.

Driven by strong trends in onshoring, national security and increasing product customization, Nano Dimension Ltd. (Nasdaq: NNDM) delivers advanced Digital Manufacturing technologies to the defense, aerospace, automotive, electronics and medical devices industries, enabling rapid deployment of high-mix, low-volume production with IP security and sustainable manufacturing practices. For more information, please visit.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements regarding Nano Dimension’s strategic plan, strategic alternatives review process, expectations regarding future announcements and information, expectations regarding future performance, and all other statements other than statements of historical fact that address activities, events or developments that Nano Dimension intends, expects, projects, believes or anticipates will or may occur in the future. Forward-looking statements may be characterized by terminology such as “believe,” “project,” “expect,” “anticipate,” “estimate,” “forecast,” “outlook,” “target,” “endeavor,” “seek,” “predict,” “intend,” “strategy,” “plan,” “may,” “could,” “should,” “will,” “would,” “continue,” “likely,” or the negative thereof or variations thereon or similar terminology generally intended to identify forward-looking statements. Such statements are based on management’s beliefs and assumptions made based on information currently available to management. These forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company’s actual results and performance to be materially different from those expressed or implied in the forward-looking statements. Accordingly, the Company cautions shareholders that any such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions, estimates and uncertainties that are difficult to predict. The forward-looking statements contained or implied in this communication are subject to other risks and uncertainties, including those discussed under the heading “Risk Factors” in Nano Dimension’s annual report on Form 10-K for the fiscal year ended December 31, 2025, filed with the U.S. Securities and Exchange Commission (the “SEC”) on March 31, 2026, and in any subsequent filings with the SEC.

Except as otherwise required by law, Nano Dimension undertakes no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. References and links to websites have been provided as a convenience, and the information contained on such websites is not incorporated by reference into this communication.

Additional Information and Where to Find It

The Company intends to file a proxy statement and WHITE proxy card with the SEC in connection with its solicitation of proxies for an extraordinary general meeting of shareholders (the “Extraordinary General Meeting”). THE COMPANY’S SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THE DEFINITIVE PROXY STATEMENT, ANY AMENDMENTS OR SUPPLEMENTS THERETO, AND THE ACCOMPANYING WHITE PROXY CARD WHEN THEY BECOME AVAILABLE, AS THEY WILL CONTAIN IMPORTANT INFORMATION.

Shareholders may obtain the proxy statement, any amendments or supplements to the proxy statement and other documents as and when filed by the Company with the SEC without charge from the SEC’s website at www.sec.gov.

Participants in the Solicitation

The Company, the President, Chief Executive Officer and Director, David Stehlin, and each of its non-employee directors (namely, Robert Pons; Phillip Borenstein; Dr. Joshua Rosensweig and Andrew Sriubas) are deemed to be “participants” (as defined in Section 14(a) of the Securities Exchange Act of 1934) in the solicitation of proxies from the Company’s shareholders in connection with the matters to be considered at the Extraordinary General Meeting. Information about the compensation of our non-employee Directors is set forth in the sections titled “Director Compensation” and “Director Compensation Table” in the Company’s Annual Report, at pages 54-56, and is available here. Information about the compensation of our President, Chief Executive Officer, and Director, David Stehlin, is set forth in the section titled “Executive Compensation” in the Annual Report, at pages 56-64, and is available here. Information regarding the participants’ holdings of the Company’s securities can be found in the section titled “Security Ownership of Certain Beneficial Owners and Management and Related Shareholder Matters” in the Company’s Annual Report on pages 64-65 and is available here, and as updated in the filings referenced below. Supplemental information regarding the participants’ holdings of the Company’s securities can be found in SEC filings on Statements of Change in Ownership on Form 4 filed with the SEC on May 29, 2026 for Mr. Stehlin (available here). Such filings are available on the Company’s website at https://investors.nano-di.com/sec-filings-1/default.aspx or through the SEC’s website via the links referenced above.

Updated information regarding the participants’ direct or indirect interests, by security holdings or otherwise, will be set forth in the Company’s proxy statement on Schedule 14A and other materials to be filed with the SEC in connection with the Extraordinary General Meeting.

Contacts

Investors:

Purva Sanariya

Director, Investor Relations

ir@nano-di.com

Media:

Samuel Manning

Principal Manager, External Communications

press@nano-di.com